Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                         2500 First Union Capitol Center
                          Raleigh, North Carolina 27601
                           (919) 821-1220 (telephone)
                           (919) 821-6800 (facsimile)


                                                January 14, 1999


Cree Research, Inc.
4600 Silicon Drive
Durham, North Carolina  27703

        Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        We are counsel for Cree Research, Inc. (the "Company") in connection with the issuance and sale by the Company of up to 1,495,000 shares of the Company's Common Stock (including up to 195,000 shares subject to the underwriters' over-allotment option), $0.005 par value per share. These shares are described in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on January 14, 1999, with which this opinion is filed as an exhibit (the "Registration Statement").

        We have examined the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, the minutes of the meetings of the Board of Directors of the Company relating to the authorization and the issuance of securities and such other documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such latter documents. In

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Cree Research, Inc.
January 14, 1999
Page 2

rendering the opinion set forth below, we also have relied upon a certificate of an officer of the Company whom we believe is responsible.

        Based upon the foregoing and the additional qualifications set forth below, it is our opinion that the 1,495,000 shares of Common Stock of the Company which are being registered pursuant to the Registration Statement will, when issued and delivered against payment therefor as contemplated by the Registration Statement, be validly issued, fully paid and nonassessable.

        The opinion expressed herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

        We hereby consent to the reference to our firm in the Registration Statement under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

        This opinion is limited to the laws of the State of North Carolina, and no opinion is expressed as to the laws of any other jurisdiction.

        Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

        This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person without our prior written consent.

                                            Sincerely yours,

                                            SMITH, ANDERSON, BLOUNT, DORSETT,
                                                  MITCHELL & JERNIGAN, L.L.P.

                                        /s/ SMITH, ANDERSON, BLOUNT, DORSETT,
                                                  MITCHELL & JERNIGAN, L.L.P.